Exhibit 10.2

April 9, 2014

Rick D. Hess

65 Village Road

Westford, MA 01886

Re: Amendment No. 2 to Employment Agreement

Dear Rick,

Reference is made to the employment agreement dated March 13, 2013 between Hittite Microwave Corporation (“Hittite” or the “Company”) and you, as amended on or about August 8, 2013 (the “Employment Agreement”).

This is to confirm our agreement that, for consistency with those certain Change in Control Agreements being extended to certain other executive officers of the Company on the date hereof, we have agreed that:

1. Section 10(a) of the Employment Agreement shall be amended to read in its entirety as follows:

(a) In the event of your Involuntary Termination for any reason other than Misconduct during the period ending two (2) years from your Employment Start Date (the “Protected Period”) or within the 12-month period following a Change of Control (as defined below), you will be entitled to receive, in addition to your base salary and any other compensation earned to date hereunder and not yet paid, a gross payment equal to the sum of:

(i) an amount equal to one times your annual Base Salary; plus

(ii) a payment in lieu of bonus in an amount equal to the following:

(A) if such Involuntary Termination occurs other than following a Change in Control, the greater of (I) one times the amount of the Target Award or (II) your actual bonus for the fiscal year prior to your Involuntary Termination; or

(B) if such Involuntary Termination occurs within the 12-month period following a Change of Control, the product of your target cash incentive bonus for the year in which termination of employment occurs, multiplied by the sum of (i) 1.0 plus (ii) a fraction equal to the quotient of the number of days during such year on which you were employed by the Company, divided by 365;

(such sum of (i) and (ii) being referred to herein as the “Severance Payment”), in each case contingent upon your execution and delivery to the Company, within 30 days after the date of your termination of employment, of an agreement in a form satisfactory to the Company containing a general release of any and all potential claims against the Company and its affiliates and agents (the “Release”), which Release has not been revoked by you within the 7-day period following its delivery to the Company.  Such Severance Payment will be made less all applicable deductions and authorized withholdings and be paid in a lump sum within 15 days after delivery of the Release, provided that the Release has not been timely revoked.  In addition and similarly contingent upon execution and delivery of an effective Release, for one year after your date of termination, should you elect COBRA continuance coverage, the Company shall be responsible for paying the difference between the cost of COBRA continuation coverage (for you and any dependent who received health insurance coverage prior to such termination) and any premium contribution amount applicable to you as of such termination (“Continuation Benefits”).  Continuation Benefits otherwise receivable by you will be reduced to the extent benefits of the same type are received by or made available to you during the applicable one-year period (and any such benefits received by or made available to you shall be reported by you to the Company).  In the event of your Misconduct, you will repay any Severance Payment and Continuation Benefits previously paid to you, and your right to receive any future Severance Payments or Continuation Benefits will terminate.

2. Section 10(c) of the Employment Agreement shall be amended to read in its entirety as follows:

(c) In the event of your Involuntary Termination for any reason other than Misconduct within the 12-month period following a Change of Control, (i) the vesting of your Annual Grant for 2013 and your Retention Award will be accelerated in full (as to the latter, as if any performance condition specified therein had been satisfied to the maximum extent possible, but subject to any dollar limitation provided therein), and (ii) the remaining unvested portion of any other stock option, restricted stock award, restricted stock unit or other compensatory stock-based award (each an “Award”) then held by you shall be accelerated such that all such Awards shall be fully vested; provided, in the case of any Award the vesting of which is contingent in whole or in part upon the attainment of any Company or market performance condition that has not yet been satisfied, such condition shall be deemed to have been satisfied as of the date of termination at the level that would result in vesting of 100% of the number of shares stated as the target award.

Except as expressly amended hereby, the Employment Agreement shall remain in force and be given effect in accordance with its terms.

Please confirm that this letter correctly sets forth our agreement by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ Franklin Weigold
Franklin Weigold

Chairman of the Board

Acknowledged and agreed:

/s/ Rick D. Hess	4/14/14
Rick D. Hess	Date

cc: HR file